Exhibit 4.1

JABEZ BIOSCIENCES, INC.

$10,000,000 CLASS “A” COMMON STOCK OFFERING
AND SUBSCRIPTION AGREEMENT

This Subscription Agreement (“Agreement”) is between Jabez Biosciences, Inc., a Florida corporation (“Company”) and ___________________________, (“Purchaser”).

WHEREAS, Company is in the process of selling up to 5,000,000 (Five Million) shares (“Shares”) of Class “A” Common Stock to investors at the price of $2.00 (Two Dollars) per share;

WHEREAS, the Shares are being sold to investors in an offering under Regulation A of the Securities Act of 1933; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to Purchaser, and Purchaser desires to purchase from the Company, certain of those shares of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

PURCHASE AND SALE

Subscription Amount. Company agrees to sell, and Purchaser agrees to purchase Shares from Company at a purchase price of $2.00 (Two Dollars) per share, for a total subscription amount of $ ____________________. Purchaser shall deliver to Company, via wire transfer or a certified check, immediately available funds equal to such Purchaser’s Subscription Amount as set forth herein.

Delivery of Shares. Upon closing of this offering, Company shall deliver to Purchaser a share certificate, in either certificate or electronic form from the Company’s transfer agent, equal to the amount of shares purchased hereunder.

Tradability of Shares. The Shares, once issued to Purchaser, will be free of restriction and able to be legally traded, once and if a public market is created for the Shares. It is the intention of the Company to seek to have the shares traded on a public exchange or marketplace after the closing of this Offering.

MISCELLANEOUS

Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement.

Review of Public Filings. Purchaser understands and acknowledges that he or she has had the opportunity to review all public filings for the Company at www.sec.gov and fully understands all risk and factors associated with this Offering. All such public filings are deemed incorporated into this Agreement by reference.

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this shall be commenced exclusively in the state and federal courts sitting in Orange County, Florida.

Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

For payment by Check: Please make checks payable to Jabez Biosciences, Inc. and mail such checks to the Company at Jabez Biosciences, Inc., Attn: Brian Cogley, 6393 Blackstone Drive, Zionsville, IN 46077, Phone 888-645-3947 email bcogley@jabezbio.com.

For Payment by Wire: For wiring the funds directly to the Company, please use the following wire instructions:

Beneficiary Name	Jabez Biosciences, Inc.
Beneficiary Address	6393 Blackstone Drive, Zionsville, IN 46077
Beneficiary Acct Number	1094263227
Beneficiary Bank	PNC Bank
ABA Routing Number	043000096
Bank Address	11970 Perry Highway, Wexford, PA 15090
FBO	(Subscriber’s Name)

(The remainder of this page is intentionally blank.)

IN WITNESS WHEREOF, the Subscriber hereby represents and warrants that the Subscriber has read this entire Agreement and the Offering Circular and all documents annexed thereto, and hereby executes and delivers this Subscription Agreement to purchase Shares in the Company as of the Acceptance Date set forth below.

PURCHASER/AUTHORIZED SIGNER

Signature:	Signature (if joint):

Name:	Name:

SSN or FEIN:	SSN or FEIN

Street Address:

City:	State:	Zip Code:

Phone #:	Phone #2:

Email:	Email #2

Date Signed:	Date Signed:

REGISTRATION TYPE: (Select only one)

☐ Individual                                    ☐ Joint Tenants

ACCEPTANCE

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated below.

Jabez Biosciences, Inc.

By:
Tamara Jovonovich, Chief Executive Officer

Acceptance Date: _________________

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